NUMBER

SHARES

GLOBAL MARKET GROUP LIMITED

INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW
(AS AMENDED OR REVISED FROM TIME TO TIME)

THE AUTHORISED CAPITAL OF THE COMPANY IS

USD 50,000.00

THIS CERTIFIES THAT ______________________ of ______________________________________

______________________________________ is the registered holder of ______________________

Class A Ordinary Share(s) of par value **USD0.00004** each subject to the Memorandum and Articles of Association of the Company, and transferable only on the book of the Company by the holder hereof in person or by Attorney in accordance with the Memorandum and the Articles of Association of the Company and upon surrender of this certificate to the Company.

EXECUTED on behalf of the Company this ______ day of ______________ 2011.

____
Director/Secretary